Exhibit 99.1

Tuesday July 15, 2014
FOR IMMEDIATE RELEASE

Washington Federal Announces
Quarterly Earnings per Share Increase of 4%

SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced earnings of $37,910,000 or $.37 cents per diluted share for the quarter ended June 30, 2014, compared to $37,338,000 or $.36 cents per diluted share for the quarter ended June 30, 2013, an increase of 4.3%.
Chairman, President & CEO Roy M. Whitehead commented, “It was a good quarter for the company, particularly given the pressure of added costs related to the recent acquisitions of seventy four branches. Loan growth, deposit mix improvement, and strengthening asset quality were all positive trends during the quarter that we expect to continue. In addition, there are good opportunities to manage costs lower over time.

We were also pleased to approve a 10% increase in the cash dividend during the quarter and to return a substantial amount of excess capital to shareholders through the repurchase of 1.5 million shares. Additional retained earnings are not necessary to maintain our very solid capital position; therefore, it’s likely that we will continue to actively repurchase stock.

During the next few quarters, the Company’s efforts will be targeted to growing the customer base organically, completing major technology initiatives, the assimilation of recent acquisitions, and improving operational quality and efficiency.”

Net interest income for the quarter was $103 million, a $9 million or 9.0% increase from the quarter ended June 30, 2013. Net interest income was higher due to increased investment income and reduced interest expense on customer accounts. Net interest margin was 3.05% for the quarter ended June 30, 2014 which is similar to 3.03% for the prior quarter and a decline from 3.15% for the quarter ended June 30, 2013. This decline was due to increased cash and investment balances held at lower yields. Loan yields were also lower as a result of the low rate environment, which was partially offset by the lower cost of customer accounts. Average earning assets increased $1.5 billion or 12.7% compared to the same quarter of the prior year due primarily to branch acquisitions.
The provision for loan losses was a reversal of $3 million and zero for the quarters ended June 30, 2014 and 2013, respectively, as a result of the improving asset quality trend. There were $5.6 million in loan recoveries that more than offset $3.4 million in charge-offs for the quarter. The Company maintains an allowance for loan losses that totals $114 million or 1.35% of total gross loans as of June 30, 2014. This is a decrease due to improved credit quality as compared to $117 million or 1.46% of total gross loans as of September 30, 2013. The allowance as a percent of non-performing loans improved to 121% from 89% during that same period.
Net loss on real estate acquired through foreclosure amounted to $2 million during the quarter, as compared to a small gain for the quarter ended June 30, 2013. The Company expects the amount of gain or loss on real estate acquired to continue to fluctuate in future quarters based primarily on the timing of sales and the amount, if any, of gains or losses related to those sales. Net gain or loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional adjustments from lower valuations.
The Company’s efficiency ratio was 47.9% for the quarter and remains among the best in the industry. Total operating expenses increased by $12 million or 28.1% for the quarter as compared to the same quarter of the prior year, driven by an increase in employees and 74 branch locations this fiscal year and the related costs to service the acquired transaction accounts. Deposit related service fees increased by $3 million from the same quarter of the prior year to $4 million for the quarter ended June 30, 2014 largely as a result of the branch acquisitions. The quarter produced a return on average assets of 1.04% and a return on average equity of 7.64%. The fiscal year to date return on average assets was 1.10% and the return on average equity was 7.91%.

Loans receivable grew by $229 million during the quarter or 3.0% to $8.0 billion as of June 30, 2014. The fiscal year to date increase is $438 million or 5.8%. Loan originations for the quarter totaled $597 million, a $91 million or 18.0% increase over the same quarter of the prior year. For the fiscal year, loan originations were $1.5 billion which is the highest for the first nine months of the year since 2008. The Company views organic loan growth as the highest and best use of its capital. The weighted average interest rate on loans as of June 30, 2014 was 4.81%, which is a decrease from 5.13% for the same quarter of the prior year. Actual yield earned on loans will be greater than the weighted average rate due to net deferred loan fees and discounts on acquired loans, which are accreted into income over the term of the loans.
Total non-performing assets, including real estate owned as a result of foreclosure, amounted to $162 million or 1.10% of total assets at quarter-end, a $51 million or 24.0% decrease from September 30, 2013. Non-performing loans decreased from $131 million at September 30, 2013 to $94 million as of June 30, 2014, a 28.2% decrease. Net loan charge-offs decreased from $5 million in the quarter ended June 30, 2013 to a net recovery of $2 million in the most recent quarter. Total loan delinquencies were 1.41% of non-covered loans as of June 30, 2014, a decrease from 1.97% at September 30, 2013. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, declined during the fiscal year to 1.77% from 2.21% at September 30, 2013.
Total assets increased by $1.7 billion or 13% to $14.8 billion at June 30, 2014 from the prior year end at September 30, 2013. Available for sale investments increased $742 million or 31.4% from the prior year end as investments were made with a portion of the deposits from the branch acquisitions. During the quarter, the Company had an average balance of cash and cash equivalents of $613 million invested overnight at a yield of approximately 0.25%.
During the quarter, Washington Federal completed the acquisition of 23 branches from Bank of America in Arizona and Nevada. The acquired deposits totaled $539 million and loans were $5 million. During the first quarter, Washington Federal completed the acquisition of 51 branches from Bank of America in New Mexico and the Pacific Northwest. In total, these acquisitions introduced 488 employees, $1.9 billion in deposits and $13 million in loans. The combined premium on these transactions was 2.00% and totaled $37 million. As of June 30,

2014, the acquired deposit balances since the acquisition dates was a decline of $59 million or 3.2% which is within management’s expectations.
Transaction accounts have increased by $1.8 billion or 50% from September 30, 2013 and now represent 49% of total deposits. Over the last several years, the Company has focused on growing transaction account balances which tend to be less sensitive to interest rates.
On July 18, 2014, the Company will pay a cash dividend of $.11 per share to common stockholders of record on July 3, 2014. This will be the Company’s 126th consecutive quarterly cash dividend. During the quarter, the Company repurchased 1,500,000 shares of stock at a weighted average price of $21.64. For the fiscal year, the Company has repurchased 2,948,200 shares of stock at a weighted average price of $21.79 and has board authorization to repurchase an additional 7.0 million shares. The ratio of tangible common equity to tangible assets was 11.64% as of June 30, 2014.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 253 branches in eight western states. The bank gathers deposits from the general public and invests these funds in loans of various types, including first lien mortgage loans, home equity loans, construction loans, land acquisition and development loans, multi-family dwelling loans, other income producing property loans, and business loans. It also invests funds in government and agency obligations and certain other investments.
To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper, SVP Marketing Communications
206-777-8246
cathy.cooper@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2014	September 30, 2013
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$861,304	$203,563
Available-for-sale securities, at fair value	3,103,021	2,360,948
Held-to-maturity securities, at amortized cost	1,583,853	1,654,666
Loans receivable, net	7,965,954	7,528,030
Covered loans, net	207,207	295,947
Interest receivable	51,392	49,218
Premises and equipment, net	246,800	206,172
Real estate held for sale	57,352	72,925
Real estate held for investment	10,780	9,392
Covered real estate held for sale	26,339	30,980
FDIC indemnification asset	44,065	64,615
FHLB and FRB stock	162,904	173,009
Intangible assets, net	303,983	264,318
Federal and state income tax assets, net	25,258	44,000
Other assets	139,743	125,076
	$14,789,955	$13,082,859
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$5,315,781	$3,540,842
Time deposit accounts	5,449,899	5,549,429
	10,765,680	9,090,271
FHLB advances	1,930,000	1,930,000
Advance payments by borrowers for taxes and insurance	28,513	42,443
Accrued expenses and other liabilities	75,127	82,510
	12,799,320	11,145,224
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 133,322,272 and 132,572,475 shares issued; 100,296,268 and 102,484,671 shares outstanding	133,332	132,573
Paid-in capital	1,638,070	1,625,051
Accumulated other comprehensive income, net of taxes	24,421	6,378
Treasury stock, at cost; 33,036,004 and 30,087,804 shares	(485,048)	(420,817)
Retained earnings	679,860	594,450
	1,990,635	1,937,635
	$14,789,955	$13,082,859
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$19.85	$18.91
Tangible common stockholders' equity per share	16.82	16.33
Stockholders' equity to total assets	13.46%	14.81%
Tangible common stockholders' equity to tangible assets	11.64	13.05

Weighted average rates at period end
Loans and mortgage-backed securities	4.18%	4.34%
Combined loans, mortgage-backed securities and investments	3.63	3.92
Customer accounts	0.53	0.69
Borrowings	3.52	3.52
Combined cost of customer accounts and borrowings	0.98	1.19
Interest rate spread	2.65	2.73

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
	(In thousands, except per share data)		(In thousands, except per share data)
INTEREST INCOME
Loans & covered assets	$108,089	$112,932	$321,650	$342,654
Mortgage-backed securities	20,507	11,951	60,947	34,325
Investment securities and cash equivalents	6,415	3,293	16,023	9,010
	135,011	128,176	398,620	385,989
INTEREST EXPENSE
Customer accounts	14,238	16,385	44,517	51,851
FHLB advances and other borrowings	17,494	17,075	51,877	50,966
	31,732	33,460	96,394	102,817
Net interest income	103,279	94,716	302,226	283,172
Provision for loan losses	(3,000)	—	(11,936)	3,600
Net interest income after provision for loan losses	106,279	94,716	314,162	279,572

OTHER INCOME	8,072	5,059	20,562	16,062

OTHER EXPENSE
Compensation and benefits	28,946	24,582	81,908	68,731
Occupancy	6,060	4,530	17,668	13,801
FDIC insurance premiums	2,978	2,831	8,679	9,280
Information Technology	3,505	2,371	10,365	7,661
Amortization of intangible assets	1,052	660	2,601	1,386
Other	10,752	6,636	28,250	20,214
	53,293	41,610	149,471	121,073
Gain (loss) on real estate acquired through foreclosure, net	(2,056)	176	(3,454)	(7,145)
Income before income taxes	59,002	58,341	181,799	167,416
Income tax provision	21,092	21,003	64,996	58,818
NET INCOME	$37,910	$37,338	$116,803	$108,598

PER SHARE DATA
Basic earnings	$0.38	$0.36	$1.15	$1.03
Diluted earnings	0.37	0.36	1.14	1.03
Cash dividends per share	0.11	0.09	0.31	0.26
Basic weighted average number of shares outstanding	100,979,219	104,143,915	101,777,112	105,119,097
Diluted weighted average number of shares outstanding, including dilutive stock options	101,393,936	104,192,444	102,234,350	105,167,959

PERFORMANCE RATIOS
Return on average assets	1.04%	1.15%	1.10%	1.12%
Return on average common equity	7.64	7.73	7.91	7.55
Net Interest Margin	3.05	3.15	3.06	3.15